                                                           Exhibit 12


                       RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                  The Doe Run Resources Corporation
                                   ---------------------------------------------------------------
                                  Seven Months
                                     Ended        Year Ended October 31,         Six Months Ended
                                   October 31,   --------------------------         April 30,
                                      1994      1995       1996       1997       1997       1998
                                    -------    -------    -------    -------    -------    -------
Earnings
--------
Income before taxes                   1,018      7,575     18,916      3,978      5,375     16,759
Fixed charges                         8,088     13,551     14,624     15,771      8,618     12,484
Less: capitalized interest              (4)        (8)      (253)      (461)      (208)      (110)
                                    -------    -------    -------    -------    -------    -------
  Earnings                            9,102     21,118     33,287     19,288     13,785     29,133
Fixed Charges
  -------------
Interest Expense, net of
  interest income                     8,363     14,221     14,235     13,719      7,566     12,146
Plus:
  Capitalized interest                    4          8        253        461        208        110
  Rental/lease interest                 181        462      1,034      1,848        976      1,072
Less:
  Amortization of financing costs      (460)    (1,140)      (898)      (257)      (132)      (844)
                                    -------    -------    -------    -------    -------    -------

  Fixed charges                       8,088     13,551     14,624     15,771      8,618     12,484
Ratio of earnings to fixed charges     1.13 x     1.56 x     2.28 x     1.22 x     1.60 x     2.33 x
                                    =======    =======    =======    =======    =======    =======